EXHIBIT 10.54

KB HOME
2014 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT
This Restricted Stock Agreement (“Agreement”) is made on [DATE] (“Award Date”) by and between KB Home, a Delaware corporation (“Company”), and [NAME] (“Holder”). Capitalized terms used in this Agreement and not defined herein have the respective meanings given to them in the KB Home 2014 Equity Incentive Plan (“Plan”).
A G R E E M E N T
1.Award. Subject to the terms of the Plan and this Agreement, the Company hereby awards to Holder an aggregate of [SHARES #] shares of Common Stock of the Company (the “Award”). Except as provided in this Agreement, the shares of Common Stock subject to the Award (“Award Shares”) cannot be transferred in any manner. A copy of the Plan is attached hereto and/or is available upon request, and is made a part hereof.
2.Lapse of Transferability Restrictions (Vesting of Award). Subject to Section 3 below, the transferability restrictions imposed by this Agreement and the Plan on the Award Shares will lapse, and, subject to Section 7 below, the Award Shares will become freely tradable, on the first business day following the third anniversary of the Award Date.
3.Forfeiture of Award Shares. Holder will immediately forfeit all rights, title and interests in and to all Award Shares, without any consideration, that are subject to transferability restrictions under this Agreement on the date Holder experiences a Termination of Service other than a Termination of Service as a result of Holder’s death or Disability. If Holder’s Termination of Service is due to Holder’s death or Disability, the transferability restrictions imposed by this Agreement and the Plan on the Award Shares will lapse, and, subject to Section 7 below, the Award Shares will become freely tradable on the date of such event. “Disability” means (i) “disability” as defined in any employment agreement then in effect between Holder and the Company or applicable Affiliate or (ii) if not defined therein, or if there shall be no such agreement, “disability” as defined in the long-term disability plan then maintained by the Company or the applicable Affiliate, or (iii) if there shall be no plan, a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes Holder to be unable to perform in all material respects his or her duties and responsibilities to the Company or applicable Affiliate or any substantially similar duties and responsibilities. The Company shall have the sole right to determine whether Holder’s Termination of Service constitutes a Disability. In addition, the Committee, in its discretion, may accelerate the lapsing of the transferability restrictions under this Agreement for some or all of the Award Shares at any time, subject to the limitations on acceleration set forth in the Plan. If and to the extent so accelerated, the transferability restrictions will lapse as of the date or upon the occurrence of the condition specified by the Committee.
4.Delivery of Award Shares; Taxes. Subject to the Company’s right under the Plan to record Award Shares in the Company’s books in uncertificated form, the Company will deliver to Holder (or to Holder’s estate or permitted beneficiary(ies) in the event of Holder’s death) stock certificate(s) representing those Award Shares as to which transferability restrictions have lapsed in accordance with this Agreement as soon as practicable after any such lapse, provided that Holder (or Holder’s estate or permitted beneficiary(ies)) has paid to the Company the amount of any taxes the Company is required to withhold in connection with any such lapse. At Holder’s (or Holder’s estate’s or permitted beneficiary(ies)’) discretion, Holder (or Holder’s estate or permitted beneficiary(ies)) may direct the Company to withhold Award Shares to satisfy any tax withholding obligation that may arise upon the lapse of transferability restrictions as provided under this Agreement. If Holder makes an election under

Section 83(b) of the Code to be taxed with respect to the Award as of the Award Date rather than as of the date any transferability restrictions lapse or the date upon which Holder would otherwise be taxed under Section 83(a) of the Code, Holder must deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.
5.Dividends. Cash dividends or other cash distributions paid on or in respect of shares of Common Stock of the Company that are not restricted and are freely tradeable (“Unrestricted Shares”) will be equally and contemporaneously paid to Holder on or in respect of any Award Shares that are subject to transferability restrictions under this Agreement. In addition, any stock or other non-cash distributions issued on or in respect of Unrestricted Shares will be equally and contemporaneously issued on or in respect of such Award Shares, but will be held in escrow and will be subject to the transferability restrictions and forfeiture conditions imposed under this Agreement on Award Shares.
6.Additional Terms and Adjustments. This Award is made subject to all of the terms and conditions of the Plan, including without limitation any terms, rules, or determinations made by the Committee pursuant to its authority under the Plan and Plan provisions on adjustment of awards, non-transferability, satisfaction of tax requirements and compliance with other laws.
7.Additional Restrictions. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales or other transfers of any Award Shares as to which transferability restrictions have lapsed as provided under this Agreement, including without limitation (a) restrictions under an insider trading or other Company policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Holder and others following a public offering of the Company’s securities, (c) stock ownership or holding requirements and (d) the required use of a specified brokerage firm for such resales or other transfers.
8.California Law. This Agreement will be construed, administered and enforced in accordance with the laws of the State of California.
9.Rescission. This Agreement and the Award will be subject to rescission by the Company if an executed original of this Agreement executed by Holder is not received by the Company within four weeks of the Award Date.
10.Compliance With Laws. Holder acknowledges that the Plan and this Agreement are subject to compliance with all applicable laws and regulations, the rules of any Securities Exchange, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The Award Shares shall be subject to such restrictions, and Holder shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements.
11.Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous oral and written agreements and understandings relating to such subject matter. Holder agrees to be bound by the terms and conditions of this Agreement and of the Plan, and that in the event of any conflict between this Agreement and the terms of the Plan, the terms of the Plan shall prevail. All designations, determinations, interpretations, and other decisions under or with respect to this Agreement or the Award will be within the sole discretion of the Committee, may be made at any time and will be final, conclusive, and binding upon all persons, including, but not limited to, the Company, any Subsidiary, Holder, any stockholder and any employee of the Company or any Affiliate. HOLDER ACKNOWLEDGES AND AGREES THAT THE COMMITTEE SHALL ADMINISTER THIS AGREEMENT AND THE AWARD, AND THAT HOLDER IS BOUND BY, AND THE AWARD IS SUBJECT TO, ANY TERMS, RULES OR DETERMINATIONS MADE BY THE COMMITTEE.

12.Non-Transferability. The Award may not be sold, pledged, assigned or transferred in any manner other than as permitted by the Plan.
13.No Obligation. Neither the execution and delivery of this Agreement nor the issuance of the Award shall confer upon Holder any right to be employed or engaged in any capacity by the Company or any Affiliate, or to continue in such employment or engagement, or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge Holder at any time.
14.Notice. Any notice given hereunder to the Company will be addressed to the Company at its corporate headquarters, attention Senior Vice President, Human Resources, and any notice given hereunder to Holder will be addressed to Holder at Holder’s address as shown on the records of the Company.
15.Section 409A. The Award is intended to be outside the scope of Section 409A of the Code, and this Agreement shall be interpreted in a manner consistent with such intent. Notwithstanding anything to the contrary in the Plan or in this Agreement, Holder agrees that Holder (or Holder’s estate or permitted beneficiary(ies)) shall be solely responsible for the satisfaction of all taxes, interest and penalties that may be imposed on Holder or for Holder’s account in connection with this Award (including, without limitation, any taxes, interest and penalties under Section 409A), and neither the Company nor its Affiliates shall have any obligation to reimburse, indemnify or otherwise hold Holder (or Holder’s estate or permitted beneficiary(ies)) harmless from any or all of such taxes, interest or penalties.
16.Term. Upon forfeiture of all of Holder’s rights, title, and interests in and to any and all of the Award pursuant to Section 3 above, this Agreement will terminate and be of no further force or effect.
17.General. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to Holder or the Award, or would disqualify the Award under any law deemed applicable by the Committee, such provision will be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Agreement, such provision will be stricken as to such jurisdiction, and the remainder of this Agreement will remain in full force and effect. Headings are given to the Sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings will not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision thereof and, in the event of any conflict, the text of this Agreement, rather than such titles or headings, will control.
IN WITNESS WHEREOF, the Company, by its duly authorized officer, and Holder have executed this Agreement as of the day and year first above written.
KB HOME

By:	Jeffrey T. Mezger
President and Chief Executive Officer
HOLDER:
By:___________________________
[NAME]
Date: _________________________

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